   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 1998

                             REGISTRATION NO. 333-
------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                              ____________________

                     NBH, INC. and BERKSHIRE HATHAWAY INC.
(Exact name of Registrants as specified in their charters: See Explanatory Note following this facing page)
                              ____________________


               Delaware                                     04-2254452
       (STATE OR OTHER JURISDICTION                      (I.R.S. EMPLOYER
     OF INCORPORATION OR ORGANIZATION)               IDENTIFICATION NUMBER)

                               1440 Kiewit Plaza
                             OMAHA, NEBRASKA  68131
                                 (402) 346-1400
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)
                              ____________________

                                MARC D. HAMBURG
                            BERKSHIRE HATHAWAY INC.
                               1440 KIEWIT PLAZA
                             OMAHA, NEBRASKA  68131
                                 (402) 346-1400
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                             ______________________
                                    COPY TO:

                                 Mary Ann Lyman
                           MUNGER, TOLLES & OLSON LLP
                             355 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA  90071
                                 (213) 683-9100

                             ______________________

  Approximate date of commencement of the proposed sale to public: From time to time after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the securities act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                                                CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                      Proposed Maximum     Proposed Maximum     Amount of
   Title of Shares                                  Amount to be       Offering Price          Aggregate       Registration
   to be registered                                 registered(1)        Per Unit(2)       Offering Price(2)       Fee
------------------------------------------------------------------------------------------------------------------------------
Class B Common Stock, par value                  700,000 shares               $2,276       $1,157,796,274         $321,868
  $.1667 per share
==============================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Berkshire Hathaway Inc. 1998 Compensation Plan (the "Plan") described herein.

(2) Pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, the registration fee with respect to these shares has been computed based upon
    (i) in the case of options to be granted under the Plan, the stated exercise price of such options, and (ii) in the case of shares being registered for non-option awards under the Plan, the average of the high and low prices for a share of Class B Common Stock of Berkshire Hathaway Inc. on the New York Stock Exchange Composite Tape on November 30, 1998.

                              ____________________

 The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE
                                ----------------

This registration statement on Form S-3 (the "Registration Statement") is filed by both NBH, Inc. and Berkshire Hathaway Inc., as registrants, in order to take into account the effect of a possible business combination pursuant to an agreement and plan of mergers dated June 19, 1998 between Berkshire Hathaway Inc. and General Re Corporation (the "General Re Merger Agreement"). The General Re Merger agreement contemplates that Berkshire Hathaway Inc. and General Re will each become a wholly owned subsidiary of NBH, Inc., a new holding company. As a result, each outstanding share of Berkshire Hathaway Inc., including those registered under this Registration Statement, will become one identical outstanding share of NBH, Inc. NBH, Inc. will then take the name "Berkshire Hathaway Inc." and will be the successor registrant of the shares registered hereby. However, the General Re Merger Agreement also provides that, under certain conditions, the business combination may be restructured (the "Alternative Transaction"). In the Alternative Transaction, General Re will merge with, and become, a wholly owned subsidiary of a subsidiary of Berkshire Hathaway Inc. itself, rather than of NBH, Inc., and Berkshire Hathaway Inc. itself will not become a subsidiary of NBH, Inc., but will remain the ultimate parent company. In that event, Berkshire Hathaway Inc. will remain the registrant of the shares registered hereby. Therefore, in order to account for either possible event, this Registration Statement constitutes the Registration Statement of NBH, Inc. and Berkshire Hathaway Inc.

PROSPECTUS

                            BERKSHIRE HATHAWAY INC.

           700,000 SHARES OF CLASS B COMMON STOCK ($.1667 PAR VALUE)

This Prospectus relates to the offer and sale of up to 700,000 shares (the "Shares") of Class B Common Stock, par value $.1667 per share ("Class B Common Stock") of Berkshire Hathaway Inc. (the "Company") pursuant to the Company's 1998 Compensation Plan (the "Plan"). The New York Stock Exchange lists the Class B Common Stock, which trades under the symbol "BRK.B".



NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


The date of this Prospectus is               , 1998.

                            BERKSHIRE HATHAWAY INC.

     The Company and its subsidiaries are engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted nationwide on both a direct and reinsurance basis through a number of subsidiaries. Included in this group of subsidiaries is GEICO Corporation, the seventh largest auto insurer in the United States.

     Investment portfolios of insurance subsidiaries include meaningful equity ownership percentages of other publicly traded companies, including American Express Company, The Coca-Cola Company, Federal Home Loan Mortgage Corporation, The Gillette Company, The Washington Post Company, and Wells Fargo & Company. Much information about these publicly owned companies is available, including information released from time to time by the companies themselves.

     Additionally, the Company publishes the Buffalo News, a daily and Sunday newspaper in upstate New York. Other significant business activities conducted by non-insurance subsidiaries include the manufacture and marketing of home cleaning systems and related accessories (sold principally under the Kirby name), manufacture and sale of boxed chocolates and other confectionery products (See's Candies), retailing of home furnishings (Nebraska Furniture Mart, R.C. Willey Home Furnishings and Star Furniture Company), manufacture, import and distribution of footwear (H.H. Brown Shoe Company, Lowell Shoe, Inc. and Dexter Shoe Company), retailing of fine jewelry (Borsheim's and Helzberg's Diamond Shops), providing training to operators of aircraft and ships throughout the world (FlightSafety International), licensing and servicing a system of approximately 5,800 Dairy Queen Stores (Dairy Queen) and selling fractional ownership interests in aircraft (Executive Jet, Inc.). The Company also owns a number of other businesses engaged in a variety of activities.

     Operating decisions for the various businesses are made by managers of the business units. Investment decisions and all other capital allocation decisions are made for the Company and its subsidiaries by Warren E. Buffett, in consultation with Charles T. Munger. Mr. Buffett is Chairman and Mr. Munger is Vice Chairman of the Company's Board of Directors.

     The Company has entered into an Agreement and Plan of Mergers dated June 19, 1998 with General Re Corporation, one of the world's largest reinsurance companies. Information regarding this transaction is provided in a joint proxy statement/prospectus filed by the Company with the Securities and Exchange Commission. See "Available Information."

     The Company's executive offices are located at 1440 Kiewit Plaza, Omaha, Nebraska 68131, and its telephone number at that location is (402) 346-1400.


                      CERTAIN INFORMATION ABOUT THE PLAN


     This Prospectus gives a summary of the terms of the stock options, stock appreciation rights, restricted stock and share units provided for by the Plan, as of the date of this Prospectus. As a summary, this Prospectus does not contain all of the terms and conditions of the official Plan documents. Accordingly, the Plan documents will govern if the terms and conditions of the Plan as described in this Prospectus are in conflict with the provisions of the Plan documents. Please read this Prospectus carefully. You should not construe the contents of this Prospectus as investment, tax or legal advice.

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The Plan is intended to facilitate the merger ("Merger") of the Company with General Re Corporation, a Delaware corporation ("General Re"). The Plan assumes awards made by General Re under its 1985 Long Term Compensation Plan, 1989 Long Term Compensation Plan, 1995 Long Term Compensation Plan, 1996 Employee Stock Award Plan, and Stock Unit Plan for Directors ("General Re Plans") which are outstanding immediately prior to the Merger. Persons holding an outstanding award under a General Re Plan will receive an equivalent award or cash payment under the Plan to replace it.

     The Plan permits the grant of (i) nonqualified stock options ("Options"),
(ii) stock appreciation rights ("SARs"), (iii) restricted stock, and (iv) share units (collectively, "Awards"). The Plan also provides for other awards payable in cash, which are not discussed herein. For information about such other awards, please contact the General Re Human Resources Department at (203) 328-5000.

2.   HOW MANY SHARES OF CLASS B COMMON STOCK ARE AVAILABLE UNDER THE PLAN?

     The Company may issue a maximum of 700,000 shares of Class B Common Stock to eligible persons with respect to all Awards under the Plan. However, the Company retains the right to make amendments to the Plan. In addition, the total number of Shares available is subject to adjustment in the event of certain specified changes in the capitalization of the Company, as described in the Plan.

3.   WHO IS RESPONSIBLE FOR ADMINISTERING THE PLAN?

     The Plan is administered by a Committee (the "Committee") appointed by the Company's Board of Directors (the "Board"). The Board may fill any Committee vacancy and may remove any member of the Committee at any time, with or without cause. If necessary to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Securities Act"), Section 162(m) of the Internal Revenue Code, as amended (the "Code"), or any other rule or regulation applicable to the Plan, the Board may also take administrative actions under the Plan.

     The Committee, in its discretion, may delegate certain of its authorities and duties under the Plan to the Chief Executive Officer and/or other senior officers of either the Company or General Re under such conditions and/or subject to such limitations as the Committee may establish.

4.   WHO IS ELIGIBLE TO RECEIVE AWARDS UNDER THE PLAN?

     Employees (including officers, whether or not they are directors of the Company), former employees and former directors of General Re who held outstanding awards under a General Re Plan immediately prior to the Merger shall be eligible to receive Awards under the Plan (each such person to whom an award is made is referred to as a "Grantee").

5.   WHAT IS AN OPTION?

     An Option is the right to purchase a certain number of shares of Class B Common Stock at a locked-in price (the "Exercise Price"), subject to the terms of the Plan and the applicable Award Notice (as defined below). When an Option is exercised, the Grantee who exercises the Option must pay the Exercise Price. The shares of Class B Common Stock subject to the exercised Option are then transferred to the Grantee who becomes the owner of such shares.

6.   WHAT TYPES OF OPTIONS CAN BE GRANTED UNDER THE PLAN?

     Three types of Options can be granted under the Plan: regular options, replacement options and consolidated options. All of the Options granted under the Plan are intended to be nonqualified stock options under the Code. Generally, a nonqualified stock option is an option that does not meet the requirements of Section 422 of the Code and therefore will not receive the tax treatment allowed by that Section.

7.   WHAT ARE REGULAR OPTIONS?

     Regular options ("Regular Options") are Options that are granted to substitute for stock options, restricted stock options, performance stock options, and approved stock options outstanding under the General Re Plans. These Options are granted on generally the same terms and conditions as the terms and conditions of the stock options, restricted stock options, performance stock options, and approved stock options of the General Re Plans, except for modifications that were required because of the Merger. The Exercise Price of a Regular Option is determined by the exercise price of the General Re option it replaces and the conversion formula set forth in the Merger documents and the Plan.

8.   WHAT ARE REPLACEMENT OPTIONS?

     Replacement options ("Replacement Options") are Options that are issued to substitute for shares tendered in exercise of an original award of stock options under a General Re Plan or an Option under the Plan. Replacement Options are issued to encourage Grantees to exercise Options early and to retain their profit in shares.

     A Replacement Option will be issued if, when you exercise a Regular Option whose terms permit a Replacement Option, you use shares of Class B Common Stock which you have owned for at least six (6) months (which period includes the time in which such shares were held as General Re stock) in full or partial payment of the Exercise Price and/or any required withholding taxes due. After such an exercise, you will automatically be granted a Replacement Option to purchase a number of shares equal to the number of shares you used in payment. A Replacement Option will become exercisable one year after its date of grant (the "Grant Date"), provided that, as of such date, you still own all of the Profit Shares (as defined below) you received upon exercise of the original Option. A Replacement Option has the same Expiration Date as the Regular Option which was exercised. The Exercise Price of such Replacement Option will be the Fair Market Value of Class B Common Stock on the date of grant. "Fair Market Value" is defined, on a per share basis, as the mean between the opening and closing sales price of a share of Class B Common Stock on the Composite Tape for New York Stock Exchange-listed stocks on the date the determination is being made, or, if no sales are reported on such date, the mean as calculated on the next preceding day for which there were sales reported.

     A Replacement Option will also be granted if, immediately prior to the Merger, you held an outstanding replacement option under a General Re Plan. This Replacement Option will be generally on the same terms and conditions as the replacement option granted under the General Re Plan. The Exercise Price of such a Replacement Option will be determined by the Exercise Price of the replacement option it replaces and the conversion formula set forth in the Merger documents and the Plan.

     No Replacement Options will be issued in substitution for shares tendered in exercise of a Replacement Option.

9.   WHAT ARE CONSOLIDATED OPTIONS?

     Consolidated options ("Consolidated Options") are Options for whole shares of Class B Common Stock which are granted to substitute for Regular or Replacement Options for fractional shares of Class B Common Stock to which you would otherwise have been entitled under the Plan at the time of Merger. The Exercise Price of a Consolidated Option will be determined by taking a weighted average of the Exercise Prices of the Options on fractional shares for which it substitutes.

10.  WHAT IS AN AWARD NOTICE?

     An Award Notice is a written notice from the Committee to a Grantee that establishes the terms, conditions, restrictions and/or limitations (if any) applicable to the Award.

11.  WHEN CAN AN OPTION BE EXERCISED?

     Generally, each Option granted under the Plan will become exercisable in whole or in part at such times and subject to such conditions as determined by the Committee. No Option may be exercised after the date on which such Option expires (the "Expiration Date"). Unless otherwise stated in an Award Notice, Options must be exercised within ten (10) years of the original date on which the Award was authorized or they will expire.

     The Committee, in its discretion, may accelerate the exercisability of any Option or waive any condition or restriction on the exercisability of any Option, subject to the terms of the Plan. All unvested portions of an Option vest at the death of the Grantee. In the event of a Grantee's disability or retirement, all unvested portions of an Option may vest in the discretion of the Committee.

12.  WHAT HAPPENS TO MY OPTIONS IF MY EMPLOYMENT IS TERMINATED?

     If your employment is terminated for any reason, any Options you hold that are not currently exercisable as of your termination date will expire on your termination date unless the Committee, in its discretion, determines otherwise. If you are holding any currently exercisable Options when you terminate employment, the effect of your termination on the exercisability of the Options will depend on the reason for your termination, as summarized below. In no event, however, may an Option be exercised after its Expiration Date.

     Death, Disability or Retirement
     -------------------------------

     If your employment terminates because of your death, disability or retirement, the Options otherwise exercisable by you as of your termination date must be exercised by the earlier of (i) the Expiration Date, and (ii) five (5) years after your termination date. Any Option exercisable after your death may be exercised by your legal representatives.

     Resignation or Discharge without Cause
     --------------------------------------

     If your employment terminates because of your voluntary resignation, or an involuntary discharge without cause, the Options otherwise exercisable by you as of your termination date must be exercised by the earlier of (i) the Expiration Date, and (ii) three (3) months after your termination date, provided, however, that the Committee, in its sole discretion, may provide for a later date, and provided further, that if such Options were granted in substitution for restricted stock options under the General Re Plans, such Options must be exercised by the earlier to occur of (x) the Expiration Date, and (y) the later to occur of three (3) months from your termination date or five (5) years from your original Grant Date.

     Discharge for Cause
     -------------------

     If your employment terminates because you are discharged for cause, you will forfeit all vested and unvested Options as of your termination date.

     Parental Leave of Absence
     -------------------------

     If you do not return to active employment after a twelve-month parental leave of absence, you will have until the earlier of (i) the Expiration Date, or
(ii) three (3) months following the end of such twelve-month period, to exercise any Options otherwise exercisable, provided, however, that if such Options were granted in substitution for restricted stock options under the General Re Plans, such Options must be exercised by the earlier to occur of (x) the Expiration Date, and (y) the later to occur of three (3) months following the end of such twelve-month period or five (5) years from your original Grant Date.

13.  WHAT MUST I DO TO EXERCISE AN OPTION?

     If you want to exercise an Option, you must deliver a written notice to General Re Corporation, 695 East Main Street, Stamford, Connecticut 06904-2351,
Attention: Senior Vice President of Human Resources. The notice must indicate the number of shares of Class B Common Stock you want to purchase. You may purchase some or all of the shares subject to the Option. You must deliver a new notice each time you purchase shares of Class B Common Stock subject to an Option.

     Except as provided under "How Do I Pay the Exercise Price for an Option", the notice must be accompanied by the full Exercise Price for the shares that you wish to purchase.

14.  HOW DO I PAY THE EXERCISE PRICE FOR AN OPTION?

     Generally, the Exercise Price is payable in United States dollars in cash or by certified check, bank draft or postal or express money order payable to General Re. However, the Committee may, at the request of a Grantee:

     (i) Accept payment of the Exercise Price from residents of a foreign country in the currency of that country; however, in such event, the amount payable may include currency exchange costs;

     (ii) Approve and comply with any procedures necessary to allow a broker to sell and remit to the Company the sale proceeds of the portion of the shares of Class B Common Stock to be acquired upon exercise with a Fair Market Value equal to the sum of the Exercise Price and any tax withholding required. (This method would allow you to exercise Options and pay the Exercise Price and any required tax withholding without any cash outlay on your part by selling part or all of the shares of Class B Common Stock you acquire upon the exercise.)

     (iii) Accept prior acquired shares of Class B Common Stock which you have held for at least six (6) months (which period includes the time in which such shares were held as General Re stock) in partial or full payment of the Exercise Price (a "Stock-for-Stock Swap"). Class B Common Stock so accepted will be valued at its Fair Market Value on the date the Option is exercised.

15.  WHAT IS A STOCK APPRECIATION RIGHT?

     A stock appreciation right ("SAR") is the right to the appreciation in value of Class B Common Stock between the Grant Date and the date of exercise. The Committee may grant SARs in substitution for outstanding stock appreciation rights awarded under a General Re Plan.

     SARs granted in substitution for stock appreciation rights granted under a General Re Plan shall be granted on the same terms and conditions as the terms and conditions of the General Re grant. SARs may be granted as a separate Award or in conjunction with any Option granted under the Plan. SARs related to Options will be granted, if at all, at the time of the grant of the related Option. Each related SAR is subject to the same terms and conditions as the Option to which it relates, as well as any additional terms and conditions the Committee may deem appropriate. Thus, related SARs are exercisable only to the extent the related Option is at the time exercisable.

     When you exercise all or a portion of a related SAR, all or such portion of the Option related to the exercised SAR will terminate. Likewise, when you exercise all or a portion of an Option, all or such portion of the related SAR will terminate.

     To exercise a SAR you must deliver notice to General Re or its designee at such address and in such form as designated by the Committee. The notice must indicate the number of shares for which you wish to exercise your SAR. The date of the exercise of an SAR will be the date of General Re's, or its designee's, receipt of a proper and complete exercise notice.

16.  WHAT IS RESTRICTED STOCK?

     Restricted stock ("Restricted Stock") means shares of Class B Common Stock that are registered in your name as of the Grant Date, but are held by the Company on your behalf until certain restrictions relating to the shares are released or lapse. Upon an Award of Restricted Stock, you will become a stockholder of the Company and have all the rights of a stockholder with respect to such shares, including the right to vote and receive dividends or other distributions made or paid with respect to such shares. The shares of Restricted Stock, however, are subject to certain restrictions determined by the Committee in its sole discretion. In addition, your shares of Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of until the restrictions on the shares are released. In order to enforce these restrictions, the Committee may place a legend or legends on all certificates of Restricted Stock making specific reference to the restrictions. As the restrictions are released, you will receive a certificate, without the legend, for the number of released shares.

17.  WHAT IS A SHARE UNIT?

     A share unit ("Share Unit") is an accounting entry maintained by the Company for the purpose of reflecting the Company's unsecured and unfunded promise to deliver one share of Class B Common Stock to the Grantee at the time and under the conditions established by the Committee.

18. WHEN DOES A SHARE UNIT CONVERT AND BECOME PAYABLE AS A SHARE OF CLASS B COMMON STOCK?

     Share Units shall be converted into shares of Class B Common Stock on the conversion date shown in your Award Notice or on such later date as is permitted by the Committee. Notwithstanding any conversion and/or vesting date relating to your Share Units, your Share Units will automatically convert to shares of Class B Common Stock and become payable if you terminate employment with the Company because of (i) your disability, (ii) your death, or (iii) your retirement on or after normal retirement age (subject to your prior election of installment payments). Your Share Units may also convert automatically in certain situations in the event of a Change in Control (as defined below).

     At conversion, vested Share Units are payable in shares of Class B Common Stock. Any fractional shares will be paid in cash based on the Fair Market Value of a share of Class B Common Stock on the appropriate determination date.

19.  WHAT HAPPENS IF THERE IS A RECAPITALIZATION OF THE COMPANY?

     In the event that there is a change in the number of issued shares of Class B Common Stock resulting from a subdivision or consolidation of shares, the payment of a stock dividend on Class B Common Stock other than a stock dividend that is a substitute for a cash dividend, or any other increase in the number of shares for which the Company receives nothing in return for the increase, the Committee will, subject to any required stockholder action, proportionately adjust the aggregate number of shares of Class B Common Stock (including Restricted Stock) issuable under the Plan, the number of shares of Class B Common Stock subject to any Awards, the number of Share Units, and the Exercise Price of any outstanding Options and SARs.

     In addition, if there is a change in capitalization of the Company other than those referred to above, the Committee may, but does not have to, make adjustments in the number and class of shares of Restricted Stock that may thereafter be granted, or in the number and class of shares of Restricted Stock then outstanding to prevent dilution or enlargement of rights.

20. WHAT HAPPENS IF THERE IS A MERGER, CONSOLIDATION OR SIMILAR TRANSACTION INVOLVING THE COMPANY?

     In the event of (i) the dissolution, liquidation, merger or consolidation of the Company, (ii) a merger or consolidation in which the Company is not the surviving corporation, or (iii) a merger or consolidation in which the Company is the surviving corporation, but the holders of Class B Common Stock receive securities of another corporation, then, subject to any required stockholder action, any Award granted to you under the Plan will apply to the proportionate amount of securities, cash or other property that is received by Company stockholders in place of their Class B Common Stock. Any restrictions on your shares of Restricted Stock will be carried over to any property you so receive in exchange for your Restricted Stock.

     In addition, prior to the event, the Committee may, in its discretion and subject to any required stockholder action, either:

     (i) Cancel your outstanding Awards which are then exercisable and pay you in exchange an amount in cash equal to the difference between the Exercise Price and the per share amount Company stockholders will receive for their Class B Common Stock as a result of the event for each share of Class B Common Stock which is then issuable pursuant to exercisable Awards. Any Award that you hold that is not then currently exercisable would be terminated without any payment to you; or

     (ii) If holders of Class B Common Stock receive for their shares of Class B Common Stock property other than cash as a result of the event, exchange all or part of the then exercisable portion of your Award for an Option or SAR on some or all of such property, as determined by the Committee. The Committee would then make any applicable equitable adjustments to the amount of shares of Class B Common Stock or other property subject to the Award and the Exercise Price and, if appropriate, give you a cash payment in partial consideration for the exchange if, for example, you lose out on the exchange. Again, any Award you hold that is not then exercisable would be terminated without any payment to you.

21.  WHAT HAPPENS IF THERE IS A CHANGE IN CONTROL?

     Upon a Change in Control, all Options will become immediately and fully exercisable and, if the Grantee's employment is involuntarily terminated within two (2) years after the Change in Control, restrictions on Restricted Stock and all Share Units will lapse; provided, that the Committee may determine, in its discretion, to vest all or some percentage of the Grantee's Restricted Stock and/or Share Units at the time of the Change in Control.

     In general, a "Change in Control" will be deemed to occur on any day subsequent to the Merger that (i) as a result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election or combination of the foregoing, the persons who were prior to the institution thereof directors of the Company cease to constitute a majority of the Board; (ii) the Company or General Re sells or otherwise disposes of all or substantially all of its assets; (iii) the Company ceases to be an independent publicly owned corporation or General Re becomes an independently publicly owned corporation; or (iv) any person (including a "group" as defined in Section 13(d)(3) of the Exchange Act) other than Warren E. Buffett, Susan T. Buffett or trusts of which Mr. Buffett is trustee, acquires beneficial ownership of shares of the Company or of General Re with respect to which 50% or more of the total number of votes for the election of the Company's Board or General Re's board of directors may be cast. Notwithstanding the above, there shall not be a Change in Control if the conditions described above result from a transaction between General Re and another subsidiary of the Company.

22.  CAN I SELL MY AWARDS OR GIVE THEM AWAY?

     No. Awards granted under the Plan are non-transferable. This means that during your lifetime, no one else other than you can acquire a right to your Awards and your Awards can only be exercised by you. However, you can pass your Awards on to your beneficiaries in your will, or if you have no will, to your heirs through the law of descent and distribution. If you die holding an exercisable Award, your legal representatives can exercise your Award on behalf of your estate.

23.  WHAT RESTRICTIONS MAY THE COMMITTEE PLACE ON MY EXERCISE OF AN AWARD?

     The Committee may, as a condition precedent to the exercise of any Award, require the Grantee thereof (or, in the event of the Grantee's death, his legal representatives, legatees or distributees) to enter into such agreement or to make such representations as may be required to make lawful the transfer of shares of Class B Common Stock to the Grantee upon exercise of an Option or otherwise and the ultimate disposition of the shares so acquired.


     SHARES OF CLASS B COMMON STOCK SUBJECT TO AWARDS UNDER THE PLAN MAY BE SUBJECT TO RESTRICTIONS ON TRANSFER, AS DETERMINED BY THE COMMITTEE AND AS SET FORTH IN YOUR AWARD NOTICE.


     QUESTIONS 24 THROUGH 29 PROVIDE A GENERAL SUMMARY OF THE FEDERAL TAX CONSEQUENCES RELATING TO PARTICIPATION IN THE PLAN. THIS INFORMATION IS NOT A DEFINITIVE EXPLANATION OF THE TAX CONSEQUENCES OF SUCH PARTICIPATION. YOUR INCOME TAX LIABILITY IS A PERSONAL MATTER BETWEEN YOU AND THE RELEVANT GOVERNMENTAL TAX AUTHORITIES. THE COMPANY ASSUMES NO RESPONSIBILITY IN THESE MATTERS FOR YOU. ACCORDINGLY, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND, IF APPLICABLE, FOREIGN TAX CONSEQUENCES ASSOCIATED WITH THE GRANT AND EXERCISE OF AWARDS UNDER THE PLAN AND THE OWNERSHIP AND DISPOSITION OF THE UNDERLYING SECURITIES. THE TAX TREATMENT OF AWARDS MAY DIFFER FROM COUNTRY TO COUNTRY. IF YOU ARE A RESIDENT OF A FOREIGN COUNTRY, IT IS PARTICULARLY IMPORTANT THAT YOU CONSULT WITH A TAX ADVISOR FAMILIAR WITH THE TAX LAWS OF THE COUNTRY IN WHICH YOU RESIDE.

24. WHAT ARE THE FEDERAL TAX CONSEQUENCES RELATING TO OPTIONS GRANTED UNDER THE PLAN?

     All Options granted under the Plan are nonqualified stock options. In general, if you receive a nonqualified stock option, you will recognize no income at the time of the grant of the Option. If payment of the Exercise Price of an Option is made entirely in cash, you will recognize ordinary income (treated as compensation) in the year you exercise the Option in an amount equal to the excess of the Fair Market Value of the shares at the time of exercise over the Exercise Price of the Option. If you use previously owned shares to exercise an Option in whole or in part, ordinary income (treated as compensation) will be recognized only on the additional shares of Class B Common Stock acquired (the "Profit Shares") and will be equal to the Fair Market Value of the shares on the date of exercise less any additional cash paid. The Company will be entitled to a business expense deduction in the same amount and at the same time as you recognize ordinary income.

     Upon the sale of any shares you acquired through the exercise of an Option, you will have either short-term or long-term capital gain, depending upon whether or not the shares are sold more than one year after you exercised the Option, in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold.

25.  WHAT IS THE TAX BASIS OF SHARES ACQUIRED THROUGH THE EXERCISE OF AN OPTION?

     If payment of the Exercise Price is made entirely in cash, the tax basis of the Class B Common Stock acquired will be its Fair Market Value on the date of exercise, but will not be less than the Exercise Price. The holding period for capital gains purposes will begin on the day after the tax basis of the shares is so determined.

     If you use the Stock-for-Stock Swap method to exercise an Option, determining the tax basis of the Class B Common Stock you acquire is more complicated. Generally, the Stock-for-Stock Swap will not be considered to be a taxable disposition of the previously owned Class B Common Stock. Thus, no capital gain or loss will be recognized with respect to the Class B Common Stock used for payment. However, your tax basis and holding period of the previously owned Class B Common Stock will be carried over to the equivalent number of shares of Class B Common Stock received on exercise. The tax basis of the Profit Shares will be the Fair Market Value of the Profit Shares on the date of exercise (but not less than the amount of any cash used in payment) and the holding period for capital gains purposes for the Profit Shares will begin on the day after the tax basis of the Profit Shares is so determined.

26.  ARE THERE ANY SPECIAL FEDERAL TAX RULES RELATING TO RESTRICTED STOCK?

     Yes. Generally, you will not recognize ordinary income at the time of the grant of Restricted Stock. However, in the year that the shares of Restricted Stock you own are no longer subject to "a substantial risk of forfeiture," within the meaning of Section 83 of the Code, you will realize ordinary income (treated as compensation) in an amount equal to the excess of the Fair Market Value of the shares at the time the restrictions lapse over the amount you paid for the shares, if any.

27.  WHAT ARE THE FEDERAL TAX CONSEQUENCES RELATING TO SARS?

     You will have ordinary income (treated as compensation) in the year you exercise a SAR equal to the amount of cash and/or the Fair Market Value of the shares of Class B Common Stock you receive upon exercise of the SAR. The Company will be entitled to a business expense deduction in the same amount and at the same time as you recognize ordinary income.

     The tax basis of any shares of Class B Common Stock received upon the exercise of a SAR is the Fair Market Value of the shares on the date of exercise.

28.  WHAT ARE THE FEDERAL TAX CONSEQUENCES RELATING TO SHARE UNITS?

     Generally, you will not recognize ordinary income at the time of the crediting to your account of a Share Unit. When shares of Class B Common Stock corresponding to your Share Units are transferred to you upon conversion (or become convertible), you will have ordinary income in that year (treated as compensation) in an amount equal to the Fair Market Value, as of the date of conversion and transfer, of the shares of Class B Common Stock you receive, plus any cash payment you receive in lieu of fractional shares. The tax basis of the shares you receive will be their Fair Market Value as of conversion and the date of transfer.

     The Company will be entitled to a business expense deduction in the same amount and at the same time as you recognize ordinary income.

29.  IS MY AWARD SUBJECT TO ANY WITHHOLDING OF TAXES?

     Yes. No Award will be paid unless you have paid, or have made provisions satisfactory to the Committee for payment of, federal, state and local income taxes, or other taxes (other than stock transfer taxes) which the Company may be obligated to collect as a result of the required payment, issuance, registration or delivery. The current U.S. statutory federal withholding rate is 28 percent, not including any applicable state withholding. Your recognized income will also be subject to FICA tax withholding.

     If you request, the Committee may, in its sole discretion, permit you to satisfy your withholding tax obligation, in whole or in part, by instructing the Company or its designee to withhold up to that number of unrestricted shares otherwise deliverable to you with a Fair Market Value equal to the amount of tax to be withheld.

30.  ARE THERE ANY OTHER FEDERAL TAX CONSEQUENCES I SHOULD KNOW ABOUT?

     Certain other Federal tax consequences are described below.

     Cash Out of Awards
     ------------------

     If you surrender an Award for payment as a result of the dissolution or liquidation of the Company, a merger or consolidation of the Company, a merger or consolidation in which the Company is not the surviving corporation, or a merger or consolidation in which the Company is the surviving corporation but the holders of Class B Common Stock receive securities of another corporation, then you will recognize ordinary income in an amount equal to the cash payment you receive or the Fair Market Value of any shares of Class B Common Stock you receive in return for your Award. The Company will be entitled to a business deduction in the same amount.

     Change in Control
     -----------------

     If an Option is accelerated or surrendered for payment in connection with a Change in Control, all or a portion of the value of the Option at that time may be a parachute payment for purposes of determining whether you must pay a non-deductible 20% excise tax as the result of receipt of an excess parachute payment determined pursuant to the rules applicable to Section 4999 of the Code. The excise tax would only apply in cases where the amount of all payments you are to receive contingent upon the Change in Control exceed certain thresholds established under the rules. No deduction will be available to the Company in connection with such excess parachute payments.


     The information provided in Questions 24 through 30 is no more than a summary of the United States Federal Income Tax provisions relating to the Plan. Your individual circumstances may vary from these results. The U.S. Federal Income Tax laws and regulations are frequently amended, and you should rely upon
                                                        ------------------------
your own tax advisor concerning the federal income tax consequences of the Plan.
-------------------------------------------------------------------------------

     This Prospectus does not address the state, local or foreign income tax consequences of participation in the Plan. The state, local or foreign tax consequences of participation in the Plan may or may not be consistent with the tax consequences discussed herein. You should rely on your own tax advisor for
                                    -------------------------------------------
advice concerning the state, local or foreign income tax provisions applicable
------------------------------------------------------------------------------
to the Plan.
-----------

31.  HOW LONG WILL THE PLAN BE EFFECTIVE?

     The Plan will remain in effect until the exercise, expiration or termination or payment of all Options, SARs, Restricted Stock, Share Units and other awards under the Plan.

32.  CAN THE PLAN BE CHANGED?

     Yes. The Board, the Committee or its delegate, has the power to amend the Plan from time to time and, in the event of a Change in Control, suspend or discontinue the Plan, or revise or end it in any respect whatsoever. However, no amendment, revision, suspension or discontinuance shall in any manner affect any Award that was previously granted without the consent of the Grantee.

33.  HOW CAN I GET MORE INFORMATION ABOUT THE PLAN?

     Requests for information about the Plan and its administrators should be directed to General Re Corporation, 695 East Main Street, Stamford, Connecticut 06904-2351, Attention: Senior Vice President of Human Resources, telephone no.
(203) 328-5000.

34. IS THE PLAN QUALIFIED UNDER SECTION 401(A) OF THE INTERNAL REVENUE CODE OR SUBJECT TO ERISA?

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").


                                USE OF PROCEEDS

     The Company intends to use the net proceeds from the sale of the Shares offered hereby for general corporate purposes.


                             PLAN OF DISTRIBUTION

     The Shares covered by this Prospectus are being offered by the Company to eligible persons under the Plan. Certain provisions of the Plan are described above under "General Information about the Plan."


                                 LEGAL MATTERS

     The validity of the Shares has been passed upon by Munger, Tolles & Olson LLP, Los Angeles, California, as counsel for the Company. Ronald L. Olson, a partner of Munger, Tolles & Olson LLP, is a director of the Company. He and other attorneys in such firm beneficially own an aggregate of less than 1% of the outstanding common stock of the Company.


                                    EXPERTS

     The financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company is subject to the information requirements of the Exchange Act and, in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be read and copied at the Public Reference Room of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains the reports, proxy and information statements and other information concerning the Company, which files electronically with the SEC. The Class B Common Stock is quoted for trading on the New York Stock Exchange, and, accordingly, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. A copy of the Registration Statement may be inspected, without charge, at the offices of the SEC in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Room of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of charges prescribed by the SEC.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows the Company to "incorporate by reference" certain information into this Prospectus, which means that the Company may disclose certain information to you by referring you to another document filed with the SEC. The Company is incorporating by reference the following documents previously filed with the SEC:

     (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998;

     (iii) the description of the Company's Class B Common Stock included in the Registration Statement on Form 8-A dated April 1, 1996;

     (iv)  the Company's Current Report on Form 8-K filed on June 26, 1998;

     (v) the information under the heading "Unaudited Pro Forma Combined Condensed Financial Statements" at pages 59-63 of the Joint Proxy Statement/Prospectus dated August 12, 1998 included in Amendment No. 1 to the Company's Registration Statement on Form S-4 dated August 12, 1998.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act following the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement set forth in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus, except the exhibits to such information (unless such exhibits are specifically incorporated by reference into such information). Written requests for such copies should be directed to Forrest N. Krutter, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, Nebraska 68131. Telephone requests for such copies should be directed to Forrest N. Krutter at (402) 346-1400.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

 The following expenses of this offering will be borne by the Company:*

 SEC Registration Fee................................................  $321,868
 Legal Fees and Expenses.............................................     3,500
 Accounting Fees and Expenses........................................     5,000
 Miscellaneous.......................................................       632
                                                                       --------
     Total...........................................................  $331,000
                                                                       ========

------------------------------------------

*  All amounts other than the SEC registration fee are estimated.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 145 of the General Corporation Law of Delaware empowers the Company to indemnify, subject to the standards therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving as such with respect to another corporation or other entity at the request of the Company. Section 10 of the Company's By-Laws provides that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware, indemnify directors and officers of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section. Additionally, as permitted by said Section and the Company's By-Laws, the Company has entered into indemnification agreements with each of its directors and officers. The description of such indemnification agreements under the caption "Summary of the Indemnification Agreements" on page 9 of the Company's definitive proxy statement for its May 19, 1987 Annual Meeting of Stockholders, Commission File No. 0-7413, is incorporated herein by reference.

  As permitted by Section 102 of the General Corporation Law of Delaware, the Company's Restated Certificate of Incorporation includes as Article Tenth thereof a provision eliminating, to the extent permitted by Delaware law, the personal liability of each director of the Company to the Company or any of its shareholders for monetary damages resulting from breaches of such director's fiduciary duty of care.

ITEM 16. EXHIBITS.

Exhibit Number      Description of Document
---------------     -----------------------

 2 Agreement and Plan of Mergers, dated as of June 19, 1998, by and between Berkshire Hathaway Inc. and General Re Corporation (incorporated by reference to Exhibit 1 to Berkshire's Current Report on Form 8-K filed on June 26, 1998, File No. 1-10125).

 4         Berkshire Hathaway Inc. 1998 Compensation Plan.

 5         Opinion of Munger, Tolles & Olson LLP.

 23.1      Consent of Deloitte & Touche LLP.

 23.2      Consent of Munger, Tolles & Olson LLP (contained in Exhibit 5).

 24        Power of attorney (see page II-4).

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      Provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

  (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANTS CERTIFY THAT THEY HAVE REASONABLE GROUNDS TO BELIEVE THAT THEY MEET ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAVE DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF OMAHA, STATE OF NEBRASKA, ON DECEMBER 1, 1998.

BERKSHIRE HATHAWAY INC.                         NBH, INC.

By          /s/ Marc D. Hamburg                 By      /s/ Marc D. Hamburg
  -------------------------------------------     ------------------------------
                Marc D. Hamburg                             Marc D. Hamburg
   Vice President and Chief Financial Officer       Vice President and Chief
                                                       Financial Officer


                               POWER OF ATTORNEY

     Each of the undersigned hereby constitutes and appoints Warren E. Buffett, Charles T. Munger and Marc D. Hamburg, or any one of them, each with full power of substitution and resubstitution, such person's true and lawful attorney-in-fact and agent, in such person's name and on such person's behalf, in any and all capacities, to sign any and all amendments to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                       TITLE                                                  DATE
---------                       -----                                                  ----
/s/ Warren E. Buffett           Chairman of the Board and Director (principal          December 1, 1998
------------------------
Warren E. Buffett               executive officer) of Berkshire Hathaway Inc.
                                and of NBH, Inc.


/s/ Marc D. Hamburg             Vice President and Chief Financial Officer             December 1, 1998
------------------------
Marc D. Hamburg                 (principal financial officer) of Berkshire
                                Hathaway Inc. and of NBH, Inc.


/s/ Daniel J. Jaksich           Controller (principal accounting officer) of           December 1, 1998
------------------------
Daniel J. Jaksich               Berkshire Hathaway Inc. and of NBH, Inc.


/s/ Charles T. Munger           Vice-Chairman of the Board and Director of             December 1, 1998
------------------------
Charles T. Munger               Berkshire Hathaway Inc. and of NBH, Inc.


/s/ Susan T. Buffett            Director of Berkshire Hathaway Inc. and of             December 1, 1998
------------------------
Susan T. Buffett                NBH, Inc.


/s/ Malcolm G. Chace            Director of Berkshire Hathaway Inc. and of             December 1, 1998
------------------------
Malcolm G. Chace                NBH, Inc.


/s/ Walter Scott, Jr.           Director of Berkshire Hathaway Inc. and of             December 1, 1998
------------------------
Walter Scott, Jr.               NBH, Inc.


/s/ Howard G. Buffett           Director of Berkshire Hathaway Inc. and of             December 1, 1998
------------------------
Howard G. Buffett               NBH, Inc.


/s/ Ronald L. Olson             Director of Berkshire Hathaway Inc. and of             December 1, 1998
------------------------
Ronald L. Olson                 NBH, Inc.